                                                            EXHIBIT 11.2


                             UNISYS CORPORATION
              STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
             FOR THE THREE MONTHS ENDED JUNE 30, 1998 AND 1997
                                (UNAUDITED)
                      (Millions, except share data)
                                                  1998             1997
                                               -----------     -----------
Basic Earnings Per Common Share

Net income                                     $      90.1     $      41.9
Less dividends on preferred shares              (     26.6)     (     27.8)
                                               -----------     -----------
Net income available to common stockholders    $      63.5     $      14.1
                                               ===========     ===========

Weighted average shares                        251,133,830     173,229,674
                                               ===========     ===========
Basic earnings per share                       $       .25     $       .08
                                               ===========     ===========

Diluted Earnings Per Common Share

Net income available to common stockholders    $      63.5     $      14.1
Plus impact of assumed conversions
  Interest expense on 8 1/4% Convertible Notes
    due 2006, net of tax                                .4
                                               -----------     -----------
Net income available to common
  stockholders plus assumed conversions        $      63.9     $      14.1
                                               ===========     ===========

Weighted average shares                        251,133,830     173,229,674
Plus incremental shares from assumed
  conversions
  Employee stock plans                          11,317,508       1,848,189
  8 1/4% Convertible Notes due 2006              4,021,429
                                               -----------     -----------
Adjusted weighted average shares               266,472,767     175,077,863
                                               ===========     ===========
Diluted earnings per share                     $       .24     $       .08
                                               ===========     ===========

The average shares listed below were not
included in the computation of diluted
earnings per share because to do so would
have been antidilutive for the periods
presented.
  8 1/4% convertible notes due 2006                             43,490,909
  8 1/4% convertible notes due 2000                             33,697,387
  Series A preferred stock                      47,449,993      47,454,036
